UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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LAKESIDE MORTGAGE FUND, LLC
(Name of Registrant as Specified in Its Charter)

THE COMMITTEE TO PROTECT LAKESIDE MORTGAGE FUND
SOVEREIGN CAPITAL MANAGEMENT, INC.
TODD A. MIKLES
WILLARD MCCUNE
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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August 17, 2010

Dear Fellow Members of Lakeside Mortgage Fund, LLC:

The Committee to Protect Lakeside Mortgage Fund has completed its Preliminary Consent Solicitation and accompanying consent card which it will be filing with the Securities and Exchange Commission ("SEC") in the next few days. The consent solicitation statement and accompanying consent card will be used to solicit consents from the Fund's members in support of the removal of the Fund's current manager, Lakeside Financial Group, Inc. and its replacement with Sovereign Capital Management, Inc. or its affiliate, as the new manager of the Fund.

THE COMMITTEE STRONGLY ADVISES ALL MEMBERS OF THE FUND TO READ THE CONSENT SOLICITATION STATEMENT AS IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT SOLICITATION STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT TO FUND MEMBERS WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO:

Sovereign Capital Management, Inc.
Toll Free: 1-800-861-5006

The participants in the consent solicitation are Willard McCune and Sovereign Capital Management, Inc. ("Sovereign Captial") which is wholly owned by Todd A. Mikles. Willard McCune is a current investor in the Fund deeply concerned about his investment. Sovereign Capital is a highly qualified and experienced private equity company with many years of experience in equity preservation, recapitalization, real estate finance, development, syndication, lending, and property management. Additionally, Sovereign Capital has proven itself a stalwart investor advocate and partner, bringing to bear its entire team including: in-house legal, foreclosure and loan workout specialists, forensic accounting, property analysts, and due diligence department.

Process and Projected Timeline:

  Filing (approx. 2 Weeks): The Committee files the preliminary consent solicitation and accompanying consent card with the Securities and Exchange Commission ("SEC") The SEC approval process is anticipated to take approximately two weeks. Once approved, the consent solicitation materials will be printed and disseminated to all Fund members and the votes will be tabulated by the inspector of elections.
  Tabulation of Votes (approx. 2 Weeks): Upon the affirmative receipt of votes representing over 50% of the Fund Ownership, the motion will be deemed to have passed and consent given by the Fund Members. We anticipate the proxy solicitation to take approximately two weeks as votes will be received by fax, mail and telephone.
  Replacement of Manager (approx. 2 days): The newly appointed manager, Sovereign Capital will coordinate with the Fund's current manager, Lakeside Financial Group, Inc. to immediately take control of the Fund's assets, bank accounts and all books and records within days of receiving 50% plus one consent to have Sovereign Capital replace the current manager.
  Forensic Due Diligence (approx. 4 Weeks): Sovereign Capital will perform site visits of all Fund assets and forensic accounting activities related to all books and records. The process is anticipated to take approximately four weeks to perform, culminating in the compilation of a comprehensive report for dissemination to all the members. Sovereign Capital refers to this report as a Public Information Book (PIB) which will detail the holdings of the Fund and a strategic plan to move the Fund forward.

We anticipate the entire process to take approximately eight weeks. We urge you watch for the consent solicitation materials to arrive in your mail soon and ask that you respond in a timely manner to have the best chance of maintaining the value and integrity of your investment in Lakeside Mortgage Fund, LLC.

Your failure to act in a timely manner may result in the SEC de-listing the Fund and the appointment of a receiver through the actions of the Office of the Attorney General. Sovereign Capital strongly feels that de-listing the Fund or the appointment of a receiver is not in the best interest of the Fund's members.

Thank you for your support.

Sincerely,

The Committee to Protect Lakeside Mortgage Fund
(800) 861-5006
1501 5th Avenue, Suite 100
San Diego, CA 92101
(800) 861-5006